Exhibit 99.1

francesca’s® Reports Second Quarter Fiscal Year 2015 Financial Results

•	Net sales increased 9% to $106.0 million
•	Comparable sales decreased 4%
•	Diluted earnings per share was $0.22
•	Opened 69 boutiques year-to-date

HOUSTON, TEXAS — September 9, 2015 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the second quarter ended August 1, 2015.

Michael W. Barnes, Chairman, President, and CEO stated, “We are pleased to announce this morning that we met our expectations for second quarter sales and earnings, which, reflect in-line results across merchandise categories, strong new boutique performance and healthy gross margin expansion. Inventory per boutique at the end of the quarter was down four percent to last year’s second quarter. We are very pleased with the results for the back-to-school period through Labor Day. Our customers continue to respond favorably to our fall merchandise assortment and we are seeing significant improvement in our apparel and accessories offerings.”

Mr. Barnes continued, “Looking ahead, our focus remains on driving profitable sales as we continue to enhance our merchandise offerings and maintain appropriate inventory levels with a disciplined approach to our promotional strategy. Based on our recent performance and expectations for the remainder of the year, we are maintaining the top end of our prior sales outlook and tightening our earnings per share guidance for fiscal 2015. As we continue to develop and execute our strategic plan, including building out our leadership team for the future, I am excited about the long-term prospects of francesca’s. I want to thank all of our team members for their continued hard work and dedication.”

SECOND QUARTER RESULTS

Net sales increased 9% to $106.0 million from $97.3 million in the comparable prior year period. This increase was driven by 82 new boutiques opened since the comparable prior year quarter. We opened 19 boutiques during the quarter bringing the total boutique count to 608 at the end of the second quarter.

Comparable sales decreased 4% due to lower comparable transactions. DTC sales were flat at $3.6 million in each of the thirteen weeks ended August 1, 2015 and August 2, 2014.

Gross profit, as a percentage of net sales, increased to 47.4% from 46.6% in the prior year quarter. This increase is driven by 260 basis points improvement in merchandise margin partially offset by 170 basis points deleveraging of occupancy costs. The merchandise margin improvement is attributable to the decreased amount of charges related to the disposal of slow-moving merchandise as well as lower promotions compared to last year.

Selling, general and administrative expenses (“SG&A”) increased 23% to $35.1 million from $28.7 million in the prior year quarter. The increase in SG&A expenses is primarily due to higher boutique and corporate payroll expenses to support the larger boutique base.

Income from operations was $15.2 million, or 14.3% of net sales, compared to $16.7 million, or 17.1% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $48.8 million compared to $24.9 million at the end of the comparable prior year quarter.

We ended the quarter with $33.6 million of inventory on hand compared to $30.2 million at the comparable prior year period. Average ending inventory per boutique decreased by 4% versus the comparable prior year period.

THIRD QUARTER AND FISCAL YEAR 2015 GUIDANCE

For the third quarter ending October 31, 2015, net sales are expected to be in the range of $98.0 million to $101.0 million; assuming a low single digit decrease to flat comparable sales compared to the prior year comparable sales decrease of 6%. The Company plans to open 11 new boutiques during the third quarter. Diluted earnings per share are expected to be in the range of $0.12 to $0.15.

For the full year ending January 30, 2016, we now expect net sales to be in the range of $416.0 million to $424.0 million; assuming a low single digit decrease in comparable sales compared to a prior year comparable sales decrease of 5%. The Company expects to open 83 boutiques in fiscal year 2015 compared to 88 new boutiques opened in fiscal year 2014. Diluted earnings per share are expected to be in the range of $0.83 to $0.88. The number of average diluted shares for the full year assumed in guidance is expected to be 42.4 million shares. The effective tax rate is estimated to be 38.1%.

Our expected capital expenditures for fiscal year 2015 have decreased to approximately $25.0 million to $27.0 million from approximately $30.0 million to $32.0 million previously disclosed due to the postponement of infrastructure investments in our DTC website which we now expect to commence development in fiscal year 2016. Additionally, current year spending for new boutiques that will open in fiscal year 2016 is planned to decrease as we now expect to open fewer boutiques in fiscal year 2016 compared to an average of 85 boutiques we have opened in the last three fiscal years.

Conference Call Information

A conference call to discuss the second quarter fiscal year 2015 results is scheduled for September 9, 2015, at 8:30 a.m. ET. A live web cast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the webcast will also be available shortly after the conclusion of the call and will remain on the website for ninety days. A replay of the call will be available after the conclusion of the call and remain available until September 16, 2015. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 8391867.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth; and our ability to attract and integrate a new Chief Merchandising Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like unique, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 612 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
Mark.Vendetti@francescas.com / IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	August 1, 2015		August 2, 2014		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$106,033	100.0%	$97,319	100.0%	$8,714	9%	-
Cost of goods sold and occupancy costs	55,725	52.6%	52,004	53.4%	3,721	7%	(90)
Gross profit	50,308	47.4%	45,315	46.6%	4,993	11%	90
Selling, general and administrative expenses	35,133	33.1%	28,653	29.4%	6,480	23%	370
Income from operations	15,175	14.3%	16,662	17.1%	(1,487)	(9)%	(280)
Interest expense	(112)	(0.1)%	(169)	(0.2)%	57	(34)%	10
Other (expense) income	(54)	(0.1)%	56	0.1%	(110)	(196)%	(20)
Income before income tax expense	15,009	14.2%	16,549	17.0%	(1,540)	(9)%	(280)
Income tax expense	5,705	5.4%	6,242	6.4%	(537)	(9)%	(100)
Net income	$9,304	8.8%	$10,307	10.6%	$(1,003)	(10)%	(180)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.22		$0.24
Weighted average diluted share count	42,433		42,367

Comparable sales change	(4)%		(7)%

	Twenty Six Weeks Ended
	August 1, 2015		August 2, 2014		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$201,044	100.0%	$182,743	100.0%	$18,301	10%	-
Cost of goods sold and occupancy costs	105,843	52.6%	95,596	52.3%	10,247	11%	30
Gross profit	95,201	47.4%	87,147	47.7%	8,054	9%	(30)
Selling, general and administrative expenses	68,136	33.9%	56,465	30.9%	11,671	21%	300
Income from operations	27,065	13.5%	30,682	16.8%	(3,617)	(12)%	(330)
Interest expense	(222)	(0.1)%	(390)	(0.2)%	168	(43)%	10
Other (expense) income	(120)	(0.1)%	159	0.1%	(279)	(175)%	(20)
Income before income tax expense	26,723	13.3%	30,451	16.7%	(3,728)	(12)%	(340)
Income tax expense	10,178	5.1%	11,584	6.3%	(1,406)	(12)%	(130)
Net income	$16,545	8.2%	$18,867	10.3%	$(2,322)	(12)%	(210)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.39		$0.45
Weighted average diluted share count	42,425		42,364

Comparable sales change	(3)%		(7)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$48,840	$39,071	$24,861
Accounts receivable	9,061	12,279	9,905
Inventories	33,642	23,801	30,191
Deferred income taxes	5,537	4,858	4,726
Prepaid expenses and other current assets	5,915	5,890	6,965
Total current assets	102,995	85,899	76,648
Property and equipment, net	80,176	74,095	71,217
Deferred income taxes	5,426	3,642	4,562
Other assets, net	1,677	1,909	1,538
TOTAL ASSETS	$190,274	$165,545	$153,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,301	$11,550	$11,380
Accrued liabilities	13,465	11,904	9,088
Total current liabilities	26,766	23,454	20,468
Landlord incentives and deferred rent	37,404	32,877	33,097
Long-term debt	-	-	5,000
Total liabilities	64,170	56,331	58,565

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 45.5 million shares issued at each August 1, 2015, January 31, 2015 and August 2, 2014.	455	455	455
Additional paid-in capital	105,843	105,498	104,925
Retained earnings	79,949	63,404	50,163
Treasury stock, at cost - 3.2 million shares at each August 1, 2015, January 31, 2015 and August 2, 2014.	(60,143)	(60,143)	(60,143)
Total stockholders’ equity	126,104	109,214	95,400
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$190,274	$165,545	$153,965

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Twenty Six Weeks Ended
	August 1, 2015	August 2, 2014
Cash Flows From Operating Activities:
Net income	$16,545	$18,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,000	6,366
Stock-based compensation expense	1,591	1,629
Excess tax benefit from stock-based compensation	(61)	(775)
Loss on sale of assets	282	121
Deferred income taxes	(3,940)	(2,388)
Changes in operating assets and liabilities:
Accounts receivable	3,279	(146)
Inventories	(9,841)	(5,577)
Prepaid expenses and other assets	86	(208)
Accounts payable	2,466	1,480
Accrued liabilities	1,561	(735)
Landlord incentives and deferred rent	4,527	5,649
Net cash provided by operating activities	24,495	24,283

Cash Flows From Investing Activities:
Purchases of property and equipment	(14,959)	(13,759)
Proceeds from sale of assets	3	2
Net cash used in investing activities	(14,956)	(13,757)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	169	1,332
Excess tax benefit from stock-based compensation	61	775
Repayments of borrowings under the revolving credit facility	-	(20,000)
Repurchases of common stock	-	(5,270)
Net cash provided by (used in) financing activities	230	(23,163)

Net increase (decrease) in cash and cash equivalents	9,769	(12,637)
Cash and cash equivalents, beginning of year	39,071	37,498
Cash and cash equivalents, end of period	$48,840	$24,861

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$8,335	$9,413
Interest paid	$94	$288

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Change
	August 1, 2015	August 2, 2014	Dollar	%
	(in thousands, except percentages)
Apparel	$56,441	$52,128	$4,313	8%
Jewelry	23,442	20,594	2,848	14%
Accessories	14,537	14,526	11	0%
Gifts	11,069	9,865	1,204	12%
Merchandise sales	105,489	97,113	8,376	9%
Others(1)	544	206	338	164%
	$106,033	$97,319	$8,714	9%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results for Fiscal Year 2015

	Transactions(1)	Average Transaction Value(2)
Q1	(5)%	3%
Q2	(3)%	(1)%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2013	FY 2014	FY 2015
Q1	2%	(7)%	(2)%
Q2	(1)%	(7)%	(4)%
Q3	(3)%	(6)%
Q4	(6)%	1%
Fiscal year	(2)%	(5)%